[ORGANIZATIONAL CHART OF AMEREN AND SUBSIDIARIES APPEARS HERE]



  * See page 2 for a listing of subsidiaries of CIPSCO Investment Company.

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                CHART OF CIPSCO INVESTMENT COMPANY APPEARS HERE

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                  CHART OF PROPOSED STRUCTURE APPEARS HERE